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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person(FN*)

     Whippoorwill Associates, Inc.
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   (Last)               (First)                 (Middle)

     11 Martine Avenue
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                                    (Street)

     White Plains      New York                 10606
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

     Kasper A.S.L., Ltd. (formerly, Sassco Fashions, Ltd.) and SASX

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3. IRS or Social Security Number of Reporting Person (Voluntary)

     13-3595884

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4. Statement for Month/Year

     12/97

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                          [   ]   10% Owner
   [   ]   Officer (give title below)        [ X(FN**) ]  Other (specify below)


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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                               5.            Owner-
                                                                 Securities Acquired (A) or       Amount of     ship
                                                    3.           Disposed of (D)                  Securities    Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)              Beneficially  Direct    Nature of
                                      2.            Code         -------------------------------  Owned at End  (D) or    Indirect
1.                                    Transaction   (Instr. 8)                     (A)            of Month      Indirect  Beneficial
Title of Security                     Date          ------------     Amount        or     Price   (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                    (D)            and 4)        (Instr.4) (Instr. 4)
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

Common Stock                          12/9/97        P               100,000(FN**) A      $12.88  813,909(FN**)  I         (FN***)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

[FN]
*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

** The Reporting Person is a registered investment adviser and, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), it is "deemed" to be the beneficial owner of shares of common stock of the Issuer (the "Shares") held in its discretionary client accounts. However, for Section 16 purposes, the Reporting Person disclaims beneficial ownership of such Shares except to the extent of its "pecuniary interest" (as such term is defined in Rule 16a-1 under the Exchange Act) therein, if any.

***  As investment adviser for clients.


FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

not applicable
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
Explanation of Responses:




          /s/ Pamela Lawrence                               January 13, 1998
---------------------------------------------            -----------------------
      (FN**)Signature of Reporting Person                         Date

By:    Pamela Lawrence
Title: Managing Director


[FN]

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.